EXHIBIT 99.1

NEWS
RELEASE

2006-16

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL RECEIVES FAVORABLE RULING IN BEVERLY HILLS LAWSUITS

HOUSTON, TEXAS, November 1, 2006- Frontier Oil Corporation (NYSE: FTO) announced that the Los Angeles Superior Court hearing the Beverly Hills Lawsuits (described more fully on pages 13-14 in the Company’s 10-Q report for the quarter ended June 30, 2006) has entered an order granting summary judgment in favor of Frontier Oil Corporation (Frontier). As a result of this order, the plaintiffs in the Beverly Hills Lawsuits can no longer prosecute claims against Frontier, either for Frontier’s alleged direct liability or for any of the plaintiff’s claims against Wainoco Oil & Gas Company (WOGC), a subsidiary of Frontier. The Court’s order, which may be appealed by the plaintiffs, pertains only to the claims against Frontier and not its subsidiary, WOGC, which remains a defendant. The revenue, income and assets of WOGC are not material to the operations of the parent company, Frontier Oil Corporation.

Frontier has an insurance policy in excess of $100 million for the Beverly Hills Lawsuits, the terms of which are described more fully in the Company’s 10-Q report for the quarter ended June 30, 2006. The insurance remains in place and available to cover both WOGC and Frontier for defense costs, potential liability to plaintiffs and indemnity claims. The Court’s Order does not affect the unresolved indemnity claims asserted by or against Frontier.

The trial in the first of the Beverly Hills Lawsuits, previously scheduled to begin on October 30, 2006, is now scheduled to commence on November 27, 2006. This litigation is a multi-plaintiff, multi-defendant suit in which plaintiffs claim to have been damaged by various activities on the site of Beverly Hills High School and the surrounding area.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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